Exhibit 99.1

Contact:

Mark Beucler

Vice President, Finance, Chief Financial Officer and Treasurer

(508) 988-3200

Email:	mbeucler@lifelinesys.com

Lifeline Systems, Inc. Announces Agreement in Principle Regarding Settlement of Class Action Lawsuit

FRAMINGHAM, Mass. – March 10, 2006 – Lifeline Systems, Inc. (NASDAQ: LIFE) today announced that it has reached an agreement in principle to settle the purported shareholder class action brought in connection with the Company’s proposed acquisition by Koninklijke Philips Electronics N.V. (NYSE: PHG, AEX: PHI) pursuant to a merger agreement entered into by the Company, Philips and DAP Merger Sub, Inc., dated as of January 18, 2006. Pursuant to the settlement, which is still subject to court approval, the Company agreed to make certain additional disclosures and today filed a Current Report on Form 8-K providing certain information beyond that provided in its Proxy Statement, dated February 22, 2006, which was first mailed to shareholders on or about February 24, 2006. Upon receiving final court approval, the litigation will be dismissed and all claims against all defendants will be resolved.

The special meeting of shareholders of the Company will be held as scheduled at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Tuesday, March 21, 2006 beginning at 11:00 a.m. local time.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. The Company expects to report that, as of December 31, 2005, it supported approximately 470,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent and assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure designed to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems, visit: www.lifelinesys.com.

Safe Harbor for Forward-Looking Statements

This release contains certain forward-looking statements with respect to Lifeline Systems and the purported shareholder class action lawsuit and other statements about Lifeline management’s future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the Lifeline shareholders could vote not to approve the transaction; the court could decide not to approve the proposed settlement; and the other factors described in Lifeline’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. Lifeline disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.